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                     February 4, 2021

       Phillip L. Kumnick
       Chief Executive Officer
       Ipsidy Inc.
       670 Long Beach Boulevard
       Long Beach, New York 11561

                                                        Re: Ipsidy Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 15,
2021
                                                            File No. 000-54545

       Dear Mr. Kumnick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Stephen M. Fleming,
Esq.